Exhibit 4.121
[Translated from the original Chinese version]
SHARE PLEDGE CONTRACT
This Share Pledge Contract (this “Contract”) is executed by and among the following parties on January 8, 2010.
Pledgor A: Zhengyan Wu
Address: 9/F., Tower C, Corporate Square, No.35 Financial Street, Xicheng District, Beijing
ID No.: 62042119830109131X
Pledgor B: Xun Zhao
Address: Room 106, Unit 2, No. 407 Datong Road, Bao Town, Chongming County (Shanghai Bao Town Industrial Zone)
ID No.: 430502197212241538
Pledgee: Fortune Software (Beijing) Co., Ltd.
Registered Address: Room 626, Beijing Aerospace CPMIEC Building, No. 30 Haidian South Road, Haidian District, Beijing
Unless otherwise provided hereunder, Pledgor A and Pledgor B shall hereinafter be referred to collectively as the “Pledgors”.
WHEREAS:
1. Pledgors Zhengyan Wu and Xun Zhao are both citizens of the People’s Republic of China (the “PRC”), and each holds 55% and 45% equity interests in Shanghai Chongzhi Co., Ltd. (“CFO Chongzhi”), respectively. CFO Chongzhi is a company registered in Shanghai, PRC, engaged in the business of network operation.
2. Pledgee is a wholly foreign-own enterprise registered in Beijing, PRC, with approvals from the relevant PRC authorities to engage in the business of, among others, internet technology consulting and technology services. Pledgee and CFO Chongzhi have entered into the agreements (collectively, the “Service Agreements”).
3. To secure the fees payable under the Service Agreements (the “Service Fee”) from CFO Chongzhi to Pledgee, Pledgors hereby pledge their respective interests in CFO Chongzhi to Pledgee.
Pursuant to the provisions of the Service Agreements, Pledgors and Pledgee have agreed to enter into this Contract according to the following terms and conditions.

1. DEFINITIONS
Unless otherwise provided herein, the terms below shall have the following meanings:
1.1 “Pledge Rights” means the rights set forth in Article 2 of this Contract.
1.2 “Share Equity” means the equity interest held by Pledgors in CFO Chongzhi.
1.3 “Pledged Property” means the share interest and the dividends deriving therefrom pledged by Pledgors to Pledgee under this Contract.
1.4 “Secured Indebtedness” means all the amounts payable by CFO Chongzhi to Pledgee under the Service Agreements, including the Service Fee and interests accrued thereon, liquidated damages, compensations, costs and expenses incurred by Pledgee in connection with collection of such fees, interest, damages and compensations, and losses incurred to Pledgee as a result of any default by CFO Chongzhi and other expenses payable under the Service Agreements.
1.5 “Term of Pledge” means the term stated in Section 4.1 of this Contract.
1.6 “Service Agreements” means all the agreements entered into by CFO Chongzhi and Pledgee, including but not limited to Strategy Consulting Services Agreement and Technical Support Agreement and Operation Agreement.
1.7 “Event of Default” means any event set forth in Article 8 of this Contract.
1.8 “Notice of Default” means the notice issued by Pledgee in accordance with this Contract declaring an Event of Default.
2. PLEDGE RIGHTS
2.1 Pledgors hereby pledge to Pledgee all of their Share Equity in CFO Chongzhi to secure the Secured Indebtedness of CFO Chongzhi. Pledge Rights shall mean Pledgee’s priority right in receiving compensation from the sale or auction proceeds of the Pledged Property (including the dividends generated by the Share Equity during the term of this Contract).
3. SCOPE OF PLEDGE SECURITY
3.1 The scope of pledge security hereunder shall cover all of the Secured Indebtedness, including all the Service Fee and interest accrued thereon, liquidated damages, compensation, costs and expenses incurred by Pledgee to collect such fee, interests, damages and compensation, and losses incurred to Pledgee as a result of any default by CFO Chongzhi and all other expenses payable under the Service Agreements.

4. TERM OF PLEDGE AND REGISTRATION
4.1 This Contract shall become effective on the date when the Pledge hereunder is registered in the Shareholders’ List of CFO Chongzhi. The term of the Pledge shall be the same as the term of the Strategy Consulting Services Agreement (should the term of the Strategy Consulting Services Agreement be extended, the term of the Pledge shall be extended accordingly). Pledgors shall cause CFO Chongzhi to register the Pledge hereunder in its Shareholders’ List within three (3) days after this Contract is executed.
4.2 In the event that any change of the matters registered in CFO Chongzhi’s Shareholders’ List is required as a result of change of any matters relating to the Pledge, Pledgors and Pledgee shall cause the matters registered in CFO Chongzhi’s Shareholders’ List be changed accordingly within fifteen (15) days after such change takes place.
5. CUSTODY OF CERTIFICATES
Pledgors shall deliver to Pledgee the capital contribution certificates with respect to their interest in CFO Chongzhi and CFO Chongzhi’s Shareholders’ List within seven (7) days after this Contract is executed.
6. REPRESENTATIONS AND WARRANTIES OF PLEDGORS
6.1 Pledgors are legally registered shareholders of CFO Chongzhi and have paid CFO Chongzhi the full amount of their respective portions of CFO Chongzhi’s registered capital required under Chinese law. Pledgors neither have sold nor will sell to any third party their Share Equity in CFO Chongzhi.
6.2 Pledgors fully understand the contents of the Service Agreements and have entered into this Contract voluntarily. The signatories signing this Contract on behalf of Pledgors have the rights and authorizations to do so.
6.3 All documents, materials and certificates provided by Pledgors to Pledgee hereunder are correct, true, complete and valid.
6.4 When Pledgee exercises its right hereunder in accordance with this Contract, there shall be no intervention from any other parties.
6.5 Pledgee shall have the right to dispose of and transfer the Pledge Rights in accordance with the provisions hereof.
6.6 Pledgors have not created any mortgage, pledge, secured interests or other form of debt liabilities over the Share Equity other than the Pledge created hereunder.

7. COVENANTS OF PLEDGORS
7.1 For the benefit of Pledgee, Pledgors hereby make the following covenants, during the term of this Contract:
7.1.1 without the prior written consent of Pledgee, Pledgors shall not transfer the Share Equity, or create or consent to any creation of any pledge over, the Share Equity that may affect Pledgee’s rights and interests hereunder, or cause the shareholders’ meetings of CFO Chongzhi to adopt any resolution on sale, transfer, pledge or in other manner disposal of the Share Equity or approving the creation of any other security interest on the Share Equity, provided that the Share Equity may be transferred to Pledgee or any party designated by Pledgee according to Purchase Option Agreement dated June 2, 2009 among Pledgors, Pledgee and CFO Chongzhi or Pledgors may transfer the Share Equity to each other to the extent such transfer will not effect the validity of pledge (the transferring Pledgor shall deliver a prior notice to Pledgee before making the transfer).
7.1.2 Pledgors shall comply with all laws and regulations applicable to the Pledge. Within five (5) days of receipt of any notice, order or recommendation issued or promulgated by competent government authorities relating to the Pledge, Pledgors shall deliver such notice, order or recommendation to Pledgee, and shall comply with the same, or make objections or statements with respect to the same upon Pledgee’s reasonable request or with Pledgee’s consent.
7.1.3 Pledgors shall promptly notify Pledgee of any event or notice received by Pledgors that may have a material effect on Pledgee’s rights in the Pledged Property or any portion thereof, as well as promptly notify Pledgee of any change to any warranty or obligation of Pledgors hereunder, or any event or notice received by Pledgors that may have a material effect to any warranty or obligation of the Pledgors hereunder.
7.2 Pledgors warrant that Pledgee’s exercise of the Pledge Rights as pledgee pursuant to this Contract shall not be interrupted or impaired by Pledgors or any successors or representatives of Pledgors or any other parties through any legal proceedings.
7.3 Pledgors hereby warrant to Pledgee that, to protect or perfect the security interest created by this Contract to secure the Secured Indebtedness, Pledgors will execute in good faith, and cause other parties who have an interest in the Pledge Rights to execute, all certificates of rights and instruments as requested by Pledgee, and/or take any action, and cause other parties who have an interest in the Pledge Rights to take any action, as requested by Pledgee, and facilitate the exercise by Pledgee of its rights and authority provided hereunder, and execute all amendment documents relating to certificates of Share Equity with Pledgee or its designated person(s) (natural persons/legal persons), and shall provide Pledgee, within a reasonable period of time, with all notices, orders and decisions regarding the Pledge Rights requested by Pledgee. Pledgors hereby warrant to Pledgee that, for Pledgee’s benefit, Pledgors shall comply with all warranties, covenants, agreements, representations and conditions provided hereunder. In the event that Pledgors fail to comply with or perform any warranties, covenants, agreements, representations and conditions, Pledgors shall indemnify Pledgee for all of its losses resulting therefrom.

8. EVENTS OF DEFAULT
8.1 Each of the following events shall constitute an Event of Default:
8.1.1 CFO Chongzhi fails to pay in full any Secured Indebtedness on time;
8.1.2 Any representation or warranty made by Pledgors under Article 6 of this Contract is misleading or untrue, or Pledgors have violated any of the warranties in Article 6 of this Contract;
8.1.3 Pledgors breach any of the covenants in Article 7 of this Contract;
8.1.4 Pledgors breach any other provisions of this Contract;
8.1.5 Pledgors give up all or any part of the Pledged Property, or transfer all or any part of the Pledged Property without the written consent of Pledgee (except the transfers permitted hereunder);
8.1.6 Any of Pledgors’ loans, guarantees, indemnification, commitment or other indebtedness to any third party (1) have been subject to a demand of early repayment due to an event of default; or (2) have become due but failed to be repaid in a timely manner, thus leading Pledgee to believe that Pledgors’ ability to perform their obligations under this Contract has been impaired;
8.1.7 Pledgors are unable to repay any other material debts;
8.1.8 Any applicable laws have rendered this Contract illegal or made it impossible for Pledgors to continue to perform their obligations hereunder;
8.1.9 All approvals, licenses, permits or authorizations from government agencies that make this Contract enforceable, legal and effective have been withdrawn, terminated, invalidated or substantively revised;
8.1.10 Any adverse change has taken place to any properties owned by Pledgors, which leads Pledgee to believe that Pledgors’ ability to perform their obligations under this Contract has been affected;

8.1.11 The successor or trustee of CFO Chongzhi is only able to partially perform or refuses to perform the payment obligations under the Service Agreements;
8.1.12 Any breach of other provisions of this Contract resulting from any action or omission by Pledgors; and
8.1.13 Any other event whereby Pledgee is unable to exercise its right with respect to the Pledge hereunder pursuant to relevant laws.
8.2 Pledgors shall immediately notify Pledgee in writing of any event set forth in Section 8.1 or any circumstance which many lead to any such event as soon as Pledgors know or are aware of such event.
8.3 Unless an Event of Default set forth in this Section 8.1 has been resolved to the satisfaction of Pledgee, Pledgee may, upon the occurrence of an Event of Default or at any time thereafter, issue a Notice of Default to Pledgors in writing and demand that Pledgors to immediately pay all the amounts due under the Service Agreements and all other amounts payable due to Pledgee, or exercise Pledge Rights in accordance with the provisions of this Contract.
9. EXERCISE OF PLEDGE RIGHTS
9.1 Prior to the full payment of Secured Indebtedness under the Service Agreements, Pledgors shall not assign, or in any manner dispose of, the Pledged Property without Pledgee’s written consent.
9.2 Pledgee shall issue a Notice of Default to Pledgors when exercising the Pledge Rights.
9.3 Subject to the provisions of Section 8.3, Pledgee may exercise the right to dispose of the Pledged Property concurrently with the issuance of the Notice of Default in accordance with Section 8.3 or at any time after the issuance of the Notice of Default.
9.4 Pledgee shall have the right to dispose of the Pledged Property under this Contract in part or in whole in accordance with legal procedures (including but not limited to negotiated transfer, auction or sale of the Pledged Property) and receive a priority payment from the proceeds of the Pledged Property until all of the Secured Indebtedness have been fully repaid.
9.5 When Pledgee exercises its rights under the Pledge in accordance with this Contract, Pledgors shall not create any impediment, and shall provide necessary assistance to enable Pledgee to exercise the Pledge Rights.

10. ASSIGNMENT
10.1 Without Pledgee’s prior consent, Pledgors cannot give away or assign to any party their rights and obligations under this Contract.
10.2 This Contract shall be valid and binding on each Pledgor and their respective successors.
10.3 Pledgee may assign any and all of its rights and obligations under the Service Agreements to its designated person(s) (natural/legal persons) at any time, in which case the assignees shall have the rights and obligations of Pledgee under this Contract, as if it were a party to this Contract.
10.4 In the event that the Pledgee changes due to any transfer permitted hereunder, the new parties to the Pledge shall execute a new pledge agreement.
11. TERMINATION
This Contract shall be terminated when the Secured Indebtedness has been fully repaid and CFO Chongzhi is no longer obliged to undertake any obligations under the Service Agreements. In this circumstance, Pledgee shall cancel or terminate this Contract as soon as reasonably practicable.
12. HANDLING FEES AND OTHER EXPENSES
12.1 All fees and out of pocket expenses relating to this Contract, including but not limited to legal fees, cost of documentation, stamp duty and any other taxes and fees, shall be borne by Pledgors. In the event that the law requires Pledgee to pay any taxes, Pledgors shall reimburse Pledgee for such taxes paid by Pledgee.
12.2 In the event that Pledgors fail to pay any taxes or fees in accordance with the provisions of this Contract, or due to any other reasons, Pledgee has to recover such taxes and fees payable by Pledgors through any means or in any manner, all costs and expenses (including but not limited to all the taxes, handling fees, management fees, cost of litigation, attorney’s fees and insurance premiums) resulting therefrom shall be borne by Pledgors.

13. FORCE MAJEURE
13.1 In the event that the performance of this Contract is delayed or impeded by “an event of force majeure”, the party affected by such event of force majeure shall not be liable for any liability hereunder with respect to the part of performance being delayed or impeded. “An event of force majeure” means any event beyond the reasonable control of the effected party and cannot be avoided even if the affected party has exercised reasonable care, which include but not limited to government actions, acts of God, fire, explosions, geographic changes, storms, flood, earthquakes, tides, lightning and war. Notwithstanding the foregoing, a lack of credit, funds or financing shall not be deemed as a circumstance beyond the reasonable control of an effected party. The party affected by “an event of force majeure” and seeking to relieve the performance liability under this Contract or any provisions thereof shall notify the other party of its intention for seeking such relief and the measures it will take to reduce the impact of the force majeure as soon as possible.
13.2 The party affected by force majeure shall not be liable for any liability with respect to the part of performance being delayed or impeded if the effected party has taken reasonable efforts to perform this Contract. As soon as the course of such relief is eliminated, the Parties shall use their best efforts to resume the performance of this Contract.
14. RESOLUTION OF DISPUTES
14.1 This Contract shall be governed by and construed according to the laws of PRC.
14.2 In the event of any dispute with respect to the construction and performance of the provisions of this Contract, the parties shall first try to resolve the dispute through friendly consultations. Upon failure of such consultations, any party may submit the relevant disputes to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be administered in Beijing and the language used for the arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.
15. NOTICES
Notices sent by the parties hereto shall be in writing (“in writing” shall include facsimiles and telexes). If sent by hand, such notice shall be deemed to have been delivered upon actual delivery; if sent by telex or facsimile, such notice shall be deemed to have been delivered at the time of transmission. If the date of transmission is not a business day or if transmission is after working hours, then the next business day shall be deemed as the date of delivery. The address of delivery shall be the addresses of the Parties stated on the first page of this Contract or addresses notified in writing at any time after this Contract is executed.
16. AMENDMENTS, TERMINATION AND CONSTRUCTION
16.1 No amendment to this Contract shall be effective unless such amendment has been agreed by all of the Parties and Party A and Party D have obtained necessary authorization and approvals with respect to such amendment (including the approval that Party A must obtain from the audit committee or other independent body established according to the Sarbanes-Oxley Act and the NASDAQ Rules under the board of directors of its overseas holding company — China Finance Online Co., Limited).

16.2 The provisions to this Contract are severable from each other. The invalidity of any provision hereof shall not effect the validity or enforceability of any other provision hereof.
17. EFFECTIVENESS AND OTHERS
17.1 This Contract shall take effect upon satisfaction of the following conditions:
(1) This Contract has been executed by all parties hereto; and
(2) Pledgors have recorded the Pledge hereunder in the Shareholders’ List of CFO Chongzhi.
17.2 This Contract is written in Chinese in three counterparts. Each of the Parties shall hold one counterpart.
IN WITNESS WHEREOF, the parties have caused this Contract executed by their duly authorized representatives in Beijing on the date first above written.
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[execution page only]
Pledgor A: Zhengyan Wu

Signature:
Pledgor B: Xun Zhao

Signature:
Pledgee: Fortune Software (Beijing) Co., Ltd. (seal)
Authorized representative:                                          (signature)